Exhibit 99.1

NOTICE OF EXERCISE OF WARRANTS

TO THE CERTIFICATE HOLDERS OF

PREFERRED PPLUS TRUST CERTIFICATES

SERIES FAR-1

(CUSIP NO. 740434659)*

NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Warrant Agreement, dated as of Octobe17, 2002, (the “Agreement”) between Preferred PLUS Trust Series FAR-1 (the “Trust”), Merrill Lynch Depositor, Inc., as Depositor (the “Depositor”) and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”), pursuant to Section 2.02(a)(i) of the Agreement, the Warrant Agent has received a notice of exercise from the holder of the warrants to purchase the outstanding aggregate amount of the Preferred PLUS Trust Series FAR-1 (the “Securities”).

The date fixed for the exercise is October 3, 2016 (the “Exercise Date”). On the Exercise Date, 1,800,000 of the Securities will become due and payable at an exercise price equal to $25.00 for each security being exercised plus accrued and unpaid interest up to, but excluding, the Exercise Date (the “Exercise Price”). From and after the Exercise Date, the Securities being exercised will cease to bear interest, and your only remaining right is to receive payment of the Exercise Price upon surrender of the Securities to the Warrant Agent.

Please be advised that the Certificateholders, by their acceptance of Securities, covenanted and agreed to tender any and all Securities to the Warrant Agent upon the holder’s exercise of Warrants and deposit of the Exercise Price with The Bank of New York Mellon, as Escrow Agent for such Securities in accordance with the applicable procedures in the Agreement. Your rights under the Standard Terms for Trust Agreements, dated February 20, 1998 and together with the Series Supplement, dated October 17, 2002, (the “Trust Agreement”) and the Securities are limited by the terms, provisions and conditions of the Trust Agreement and the Warrant Agreement with respect to the exercise of the Warrants by the holder.

To receive payment of the Exercise Price for the Securities held by you, you must surrender your Securities to the Warrant Agent at the following address:

By Mail or Hand Delivery

The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attn: Debt Processing Group

The method of delivery of the Securities to the Warrant Agent is at your option and risk, but, if mail is used, registered mail is suggested. Payment of the Exercise Price will be remitted promptly following the Exercise Date and the receipt of the Securities by the Warrant Agent.

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), unless the Warrant Agent has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee. Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your securities.

Certificateholders of the Securities who have questions or wish to discuss the exercise may contact The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Bondholder Relations (800) 254-2826.

*The CUSIP number listed above is for information purposes only. Neither the Trustee, the Depositor, nor the Warrant Agent shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness on the Securities or as indicated in any exercise notice.

By: The Bank of New York Mellon, as Trustee

Dated: September 1, 2016